Exhibit 10.6

Exhibit I

COMPENSATION COMMITTTEE APPROVAL FOR BONUS PLANS FOR FY2011

The Compensation Committee of Annie’s Board of Directors has approved the following:

A new Bonus Plan for FY 2011 providing for a bonus pool of approximately $1.3 million if certain Company financial performance goals related to EBIT ($12.5 MM) and Net Sales ($105 MM) are achieved, along with personal performance goals (see Schedule II). At 100% achievement, current employees are eligible for awards aggregating $1.25MM. Higher awards are payable in the event the specified goals are exceeded.

May 25, 2010

/s/ Brian T. Murphy
Brian T. Murphy
For and on behalf of Annie’s Inc. Compensation Committee

CC:	Molly F Ashby
Timothy Fallon
Stephen L Palmer

Exhibit II FY2011 Bonus Award Plan

Financial Metrics		YOY		YOY	FY2011 Goal	FY2010 Est
	AH	incr.	AN	incr.	Total	Total	AN
Gross Sales	$105.7	16.3%	$25.0	-2.9%	$130.6
Net Sales	$84.7	14.3%	$20.3	-4.0%	$105.0	$95.2	$20.9
Net Sales/Gross Sales					80.4%
Operating Income					$12.5	$7.7
Net Income					$10.4

All Bonus Awards subject to EBIT of not less than 9 % of Net Sales

Actual Net Sales Achievement is increased by an additional $1 for every $ by which AN Net Sales exceed $20.3MM and decreased by an additional $ for each $ shortfall. No double dip on the AN override for overachievment.

Payout is subject to adjustment at discretion of the Compensation Committee if the Net Sales/Gross Sales Conversion Ratio is less than 79.7%.

Net Sales Target	$105.0 MM
Assumed $ pool at 100% achievement		$554,660

Above achievement levels illustrated below, Bonus Pool is increased by $22,000 for each $500,000 increment in Net Sales

Net Sales		%	$
Achievement	(MM)	Payout	Payout
103.5%	$108.68	135.0%	$748,791
103.0%	$108.16	130.0%	$721,058
102.5%	$107.63	125.0%	$693,325
102.0%	$107.11	120.0%	$665,592
101.5%	$106.58	115.0%	$637,859
101.0%	$106.06	110.0%	$610,126
100.5%	$105.53	105.0%	$582,393

100.0%	$105.01	100.0%	$554,660

99.5%	$104.48	95.0%	$526,927
99.0%	$103.96	89.0%	$493,647
98.5%	$103.43	82.0%	$454,821
98.0%	$102.91	74.0%	$410,448
97.5%	$102.38	66.0%	$366,076
97.0%	$101.86	58.0%	$321,703
96.5%	$101.33	51.0%	$282,877
96.0%	$100.81	44.0%	$244,050
95.5%	$100.28	37.0%	$205,224
95.0%	$99.76	31.0%	$171,945
94.5%	$99.23	24.0%	$133,118
94.0%	$98.71	17.0%	$94,292
93.5%	$98.18	10.0%	$55,466
93.0%	$97.66	5.0%	$27,733
92.5%	$97.13	0.0%	$0

EBIT Target	$12.5 MM
Assumed $ Pool at 100% achievement		$747,925

EBIT is net of Bonus Actually Earned

Planned Bonus Pool is assumed to be $1.3 MM

EBIT	EBIT	%	$
Achievement	$ MM	Payout	Payout
120%	$15.00	135.0%	$1,009,699
115%	$14.38	130.0%	$972,303
110%	$13.75	120.0%	$897,510
104%	$13.00	110.0%	$822,718

100%	$12.5	100.0%	$747,925

98%	$12.25	97.0%	$725,487
96%	$12.00	94.0%	$703,050
94%	$11.75	90.0%	$673,133
92%	$11.50	86.0%	$643,216
90%	$11.25	80.0%	$598,340
88%	$11.00	73.0%	$545,985
86%	$10.75	66.0%	$493,631
84%	$10.50	58.0%	$433,797
82%	$10.25	50.0%	$373,963
80%	$10.00	40.0%	$299,170
78%	$9.75	30.0%	$224,378
76%	$9.50	20.0%	$149,585

Exhibit II FY2011 Bonus Award Plan (continued)

Summary of Plan Payout by Group at 100% achievement and Factor Weights by Group

	Approx Target % Salary	Planned Salary FY 2011	Proposed Bonus Pool FY 2011	Factor Weights
				Net Sales		EBIT		of which:Discretionary
Exec Team	38.8%	$1,075,000	$417,500	40.0%	$167,000	60.0%	$250,500	20.0%	$83,500
Tier II	22.4%	$1,475,776	$330,994	40.0%	$132,398	60.0%	$198,596	30.0%	$99,298
Tier III	11.3%	$789,571	$89,152	40.0%	$35,661	60.0%	$53,491	40.0%	$35,661
Sales	20.9%	$1,606,278	$336,259	50.0%	$168,129	50.0%	$168,129	10.0%	$33,626
Goal Based	9.0%	$1,428,195	$128,680	40.0%	$51,472	60.0%	$77,208	40.0%	$51,472

		$6,374,820	$1,302,585		$554,660		$747,925		$303,557

Exhibit III

Mark Mortimer - Additional Bonus Award Plan FY 2011

Measurement Period	YTD July 4 months	YTD Oct 7 months	Total Potential Bonus
Measure #1
Company Net Sales - AOP FY2011	$31,013,719	$57,959,177

Achievement Threshold	$31,323,719	$59,697,952

	1.0%	3.0%

Bonus amount	$5,000	$15,000	$20,000

Minimum Company Total Sales Conversion Ratio	81.4%	80.8%

To be eligible, the Total Company Sales Conversion Ratio (Net Sales/Gross Sales) as reflected in the Company’s internal financial statements for the relevant measurement period must exceed the Minimum Company Total Sales Conversion Ratio

Measure #2
Grocery Channel Net Sales AOP FY2011	$10,859,257	$20,830,596

Achievement Threshold	$11,945,183	$22,913,656

Level of over achievement implied	10.0%	10.0%

Bonus amount	$5,000	$10,000	$15,000

Minimum Grocery Channel Sales Conversion Ratio	78.9%	77.6%

To be eligible, the Grocery Channel Sales Conversion Ratio (Net Sales/Gross Sales) as reflected in the Company’s internal financial statements for the relevant measurement period must exceed the Minimum Grocery Channel Sales Conversion Ratio

Total Bonus Potential			$35,000

Bonus awards are earned only if the achievement threshold is attained or exceeded. No pro-ration below the threshold.

Bonus to be paid within 60 days after the end of the relevant measurement period, subject to continued employment and to approval of the Compensation Committee

Any bonus(es) paid pursuant to this Additional Bonus Plan is (are) in addition to any other bonuses earned under the Company’s regular FY2011 Bonus Plan

Exhibit IV

Steven Jackson, Larry Waldman - Additional Bonus Award Plan for FY 2011

Target

If actual FY2011 COGS as reported in the Company’s audited financial statements including any variances stated therein are less than FY2011 Pro-Forma COGS, the total bonus amount payable under this Additional Bonus Plan will be equal to 10% of such difference.

This bonus amount shall be shared equally between Steven Jackson and Larry Waldman, and shall be paid upon completion of the Company’s FY2011 Audited Financial Statements, subject to 1) review and approval of the Compensation Committee of the Board, 2) continued employment of Mr. Jackson and Mr. Waldman on the date of payment and 3) other conditions generally applicable to Company Bonus Awards.

*	FY2011 Pro Forma COGS are defined as the product of 4/1/2010 standard case cost per item multiplied by actual FY2011 cases per item minus all Budgeted FY2011 Manufacturing Variances**

Standard COGS	$67,268,093	Standard Costs at 4/1/2010 AOP Cases per item

Budgeted FY2011 Manufacturing Variances are as follows:
Physical Inventory	($25,000)	Budgeted Shrink/Count Adjustments
Freight In	($750,000)	Inbound Freight on Materials
Manufacturing Variances	($375,000)	Budgeted Negative Variances
PPV Quantity	$1,114,996	Cost reduction Improvement planned (of which $428 is rollover)
Obsolete	($300,000)	Budgeted inventory write-offs/disposals
Standard Cost Adjustment	$275,000	Budgeted price increases
MFG variance - vendor discounts	$1,150,000	Budgeted promotional discounts to be taken for prompt/early payment

Total Budgeted FY2011 Manufacturing Variances	$1,089,996	Favorable Variance

For reference only:
AOP COGS	$66,178,097

Example:
If Case Mix is unchanged and Actual COGS =	$65,500,000
Planned COGS including planned favorable variances	$66,178,097
Net savings	$678,097
10% of savings	$67,810

Share of Pool
Jackson	$33,905
Waldman	$33,905

Any Additional Bonus Awards are in addition to bonuses paid pursuant to the FY2011 Bonus Plan